Exhibit 99.1
Cardtronics, Inc.
2008 Executive Performance Bonus Plan
Overview
     In 2008, the performance bonus plan of Cardtronics, Inc. (the “Company”) will be based on the achievement of $88.0 million of earnings before interest, taxes, depreciation, and amortization (“EBITDA”), as outlined in the Company’s 2008 Annual Budget (the “Budget”), and the achievement of compliance with the requirements of the Sarbanes Oxley Act of 2002 (“Sarbanes-Oxley”). Additionally, adjustments will be made to the EBITDA amount for certain items, as provided for by the Company’s bank credit facility. If the Company’s actual adjusted EBITDA falls below 90% of the Budget EBITDA, if Sarbanes-Oxley compliance is not achieved in all material respects (in the judgment of the Company’s Audit Committee), or if there is a material violation of a bank covenant, the bonus pool will not be funded, and the Company will pay no executive bonuses in 2008; provided, however, the Company acknowledges that circumstances or developments that may impact the Company’s overall performance relative to its Budget should not in all cases prohibit the payment of a bonus on a selective basis to individual officers who met or exceeded their performance goals, notwithstanding the Company’s failure to meet its Budget EBITDA goal.
Bonus Pool
The 2008 bonus pool will be determined on the following basis:
Bonus Pool

EBITDA	% of Target
< 90% of budget	0%
90% of Budget	50%
95% of Budget	75%
100% of Budget	100%
105% of Budget	125%
110% of Budget	150%
115% of Budget	175%
120% of Budget	200%
> 120% of Budget	200%
     In the event actual results as a percentage of Budget EBITDA fall in between two of the percentages shown above, interpolation will be used to determine the appropriate bonus pool percentage. For example, if the Company achieves 97.5% of the Budgeted EBITDA, the bonus pool would be sized at 87.5% of the target. If the Company achieves 108% of Budget EBITDA, the bonus pool would be sized at 140% of the target.

Individual Executive Performance
     All bonuses are considered to be discretionary and will be based on individual performance. Each individual’s bonus, which must be approved by the Compensation Committee of the Company’s Board of Directors, will be based on the achievement of his or her individual goals.
     Each person’s 2008 goals will be directly tied to achieving the 2008 Budget EBITDA of $88.0 million and compliance with Sarbanes-Oxley. To ensure proper focus, each person’s 2008 goals will be weighted/prioritized at the start of the year. Each person’s 2008 goals will include at least two goals for which actual performance can be evaluated using quantitative metrics, such as new contract revenues signed, cost per transaction, or other key profit drivers.
     Eligible individuals and target bonus percentages are shown on the attached schedule.
Other Considerations
     Should the Board of Directors formally approve actions, such as a material acquisition, that may affect the attainment of the original 2008 Budget EBITDA, the Budget impact will be determined and presented to the Compensation Committee for approval of a revised Budgeted EBITDA figure for bonus calculation purposes.
     Executive bonuses for employees of Bank Machine, Ltd. will be paid based on Bank Machine’s achievement of its 2008 Budget EBITDA of £11.3 million and on the achievement of Sarbanes-Oxley compliance by Bank Machine. As a result, the U.K. bonus pool is not contingent on overall corporate performance, but rather is solely based on UK performance versus UK budget (all denominated in British pounds.)
Effective Date
     The 2008 Performance Bonus Plan is effective as of January 1, 2008. If bonuses are paid, audited financial results for the year ended December 31, 2008 will be used in the calculation of EBITDA, which is used in the ultimate calculation of the bonus pool. As a result, any payment of bonuses will be delayed until the results of the Company’s 2008 audit are substantially finalized, and participants can expect to receive payment with the last paycheck of March, 2009. To be eligible to receive a bonus for fiscal 2008, an employee must be an active employee on the date the bonus is paid.

Schedule A
Target Bonus Goals for Executive Officers
Target bonus goals for each executive officer are as follow:

CEO — Jack Antonini	50%
CFO — Chris Brewster	50%
COO — Mike Clinard	50%
EVP — Rick Updyke	50%
Managing Director of Bank Machine — Ron Delnevo	40%